EXHIBIT 23(i)

                               CONSENT OF COUNSEL

PAUL, HASTINGS, JANOFSKY & WALKER LLP
555 South Flower Street
Los Angeles, CA 90071
Telephone (213) 683-6000

April 24, 2006

Clipper Fund, Inc.
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

Ladies and Gentlemen:

We have acted as counsel to Clipper Fund, Inc., a California corporation (the
"Company"), with respect to certain legal matters in connection with the capital shares of the Company offered pursuant to a Registration Statement on Form N-1A
(Registration Statement No. 2-88453, 811-3931), as amended, filed with the
Securities and Exchange Commission under the Securities Act of 1933, as amended
(the "Registration Statement").

We hereby consent to the reference to Paul, Hastings, Janofsky & Walker LLP in the Statement of Additional Information which forms part of the Registration
Statement. Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP